WesBanco, Inc. Announces Chief Financial Officer Transition

– Robert H. Young to Retire from the Company –

– Daniel K. Weiss, Jr. to become Chief Financial Officer –

Wheeling, WV, September 2, 2021 – WesBanco, Inc. (Nasdaq:WSBC), a diversified, multi-state bank holding company announced today that Robert H. Young, CPA, Senior Executive Vice President, Chief Financial Officer & Group Head – Finance, will retire from the company effective December 31, 2021.  WesBanco also announced that Daniel K. Weiss, Jr. will become the Company’s Executive Vice President and Chief Financial Officer, upon Mr. Young’s retirement.  After his retirement, Mr. Young will serve in a consulting role for a period of at least six months to ensure a smooth transition to his successor.

“Throughout the last twenty years, Bob’s contributions to our company, employees, and shareholders have been significant,” said Todd F. Clossin, President and Chief Executive Officer of WesBanco.  “Bob has provided strong leadership and financial expertise, while developing a strong and talented finance organization that will support our growth for years to come. During his tenure, Bob has been instrumental in WesBanco’s transformation, through nine mergers, from approximately $2 billion in assets in two states into an evolving, $17 billion asset regional financial services company that now spans six states. On behalf of the WesBanco family, I would like to thank Bob for his many years of service and dedication, and wish him the best in his well-deserved retirement.”

Mr. Weiss has served as Senior Vice President and Chief Accounting Officer of WesBanco since January 2021, and previously has served as Senior Vice President & Controller, as well as working in various other roles, including Assistant Controller, since joining the Corporation in 2008.  Prior to joining WesBanco, he was employed by Deloitte, in their audit practice, where he obtained a diverse background working as a public accountant in the financial services, manufacturing, healthcare, and retail industries.  In addition, Mr. Weiss is a licensed Certified Public Accountant.

Mr. Young commented, “I feel very positive about the momentum of both the Company and the finance organization, and have been planning this transition with Dan for several years. I have enjoyed my many years of service to WesBanco, as well as my role in developing Dan and the rest of the finance team.  I firmly believe that we are well-positioned for on-going success.”

Mr. Weiss added, “I am excited about this great opportunity to continue my service to WesBanco.  I have gained invaluable experience during my thirteen years with the Company, and look forward to transitioning into the significant role Bob has played for WesBanco.  Lastly, I would like to personally thank Bob for his mentorship and his friendship.”

About WesBanco, Inc.

Founded in 1870, WesBanco, Inc. (www.wesbanco.com) is a diversified and balanced financial services company that delivers large bank capabilities with a community bank feel.  Our distinct long-term growth strategies are built upon unique sustainable advantages permitting us to span six states with meaningful market share.  Built upon our ‘Better Banking Pledge’, our customer-centric service culture is focused on growing long-term relationships by pledging to serve all personal and business customer needs efficiently and effectively.  In addition to a full range of online and mobile banking options and a full-suite of commercial products and services, WesBanco provides trust, wealth management, securities brokerage, and private banking services through our century-old Trust and Investment Services department, with approximately $5.5 billion of assets under management (as of June 30, 2021).  WesBanco's banking subsidiary, WesBanco Bank, Inc., operates 206 financial centers in the states of Indiana, Kentucky, Maryland, Ohio, Pennsylvania, and West Virginia.  Additionally, WesBanco operates an insurance agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

SOURCE:  WesBanco, Inc.

WesBanco Company Contact:

John H. Iannone

Senior Vice President, Investor and Public Relations

304-905-7021

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